Exhibit 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Ste. 1

Carson City, NV 89701-4299

(775)684-5708

Website:  www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of Corporation:

Maple Mountain Pumpkins and Agriculture, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of the class or series, if any, of shares before the change:

200,000,000 common shares authorized with a par value of $0.001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

500,000,000 common shares authorized with a par value of $0.001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

26,250,000 common shares, par value $0.001 per share.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional shares shall be rounded off to the nearest whole share.

7. Effective date of filing:

10/20/08

8. Signature (required)

/s/ Ken Edwards

       President

Signature of Officer

Title

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.